Exhibit 99.1

Press Release

Weatherford Reports Third Quarter Pre-Tax Results

Company achieves record quarterly revenue

GENEVA, SWITZERLAND, November 12, 2012—Weatherford International Ltd. (NYSE and SIX: WFT) today reported preliminary third quarter 2012 earnings before income taxes of $191 million, or $264 million after excluding pre-tax losses of $73 million. The excluded items include:

•	$29 million for a lower of cost or market adjustment to the carrying value of our inventory,

•	$27 million in professional fees associated with our ongoing income tax remediation efforts,

•	$11 million in fees and expenses associated with our August 2012 consent solicitation that extends the financial statement filing deadline of our senior notes to March 31, 2013 and

•	Severance, exit and other charges of $6 million.

The company also reports a revised preliminary second quarter 2012 loss before income taxes of $753 million, or earnings of $146 million after excluding pre-tax losses of $899 million. These results had been previously reported on a preliminary basis, and the excluded items include:

•	$589 million for non-cash goodwill impairment charges in the Middle East/North Africa and Sub-Sahara Africa regions,

•	$204 million primarily for the non-cash write down of equity method investments,

•

$100 million charge representing management’s best estimate of a potential settlement with the U.S. government related to its investigation of alleged improper sales in certain sanctioned countries, which was included in our previously reported second quarter results,

•	$28 million for the gain on sale of a business, which includes a $25 million revision from the amount previously reported,

•	$11 million in professional fees associated with our ongoing income tax remediation efforts and

•	$23 million in severance, exit and other adjustments.

Other non-excluded items that are adjustments to the previously reported results are $76 million related to changes in operating income amounts previously reported on contracts accounted for on a percentage-of-completion basis and $55 million related to charges for excess and obsolete inventory.

Third quarter revenues of $3,818 million were a quarterly record, up two percent sequentially from the revised second quarter revenues of $3,747. Third quarter revenues also climbed 13 percent from the same quarter of 2011. North America revenue was up four percent sequentially limited by the lower than anticipated rig count in Canada and pressure pumping pricing declines in the U.S. and up seven percent versus the same quarter of 2011. International revenues were flat sequentially but up 20 percent versus the same quarter of 2011. Completion and Production led the sequential growth with strong performance from Artificial Lift partially offset by declines in Stimulation and Chemicals. Formation Evaluation and Well Construction also posted strong sequential growth from Fishing and Re-Entry, Drilling Services and Well Construction, partially offset by a decline in Integrated Drilling.

Segment operating income was $448 million on a GAAP basis. Adjusted for excluded items segment operating income of $521 million was essentially flat year-over-year but was up 30 percent sequentially. On an adjusted basis, corporate expenses, research and development and other, net, were two percent lower sequentially.

Subject to the risks regarding forward-looking statements highlighted by the company in this press release and its public filings, the company expects earnings per share of approximately $0.20 in the fourth quarter of 2012. With respect to 2013, the company maintains a positive outlook for its North American business and expects modest revenue and operating income growth continuing the current trend. Internationally, the company anticipates continued growth and expanding margins in its Latin America region, underpinned by improvements in Mexico, Colombia, Venezuela and Argentina and in line with E&P spending estimates. The Eastern Hemisphere also is expected to improve in 2013, with upticks in Europe, Sub-Saharan Africa and Russia, as well as continued recovery in the Middle East-North Africa / Asia Pacific region with positive contributions in 2013. For the full year 2012, the company currently estimates a book effective tax rate of approximately 45 percent and a cash tax rate in line with the prior year of approximately 33 percent. For 2013, the company currently estimates a book effective tax rate of approximately 34 percent.

North America

Revenues for the quarter were $1,725 million, a seven percent increase over the same quarter in the prior year and up $62 million or four percent sequentially. In North America, the U.S. posted a modest sequential decline driven by falling U.S. land rig count, continued oversupply of hydraulic fracturing capacity, and the effects of Hurricane Isaac. This decline was more than offset by sequential growth in Canada driven by seasonal recovery despite a lower rig count compared to the prior year.

The current quarter’s operating income was $297 million, down $55 million or 16% from the same quarter in the prior year but up $65 million, or 28 percent, sequentially.

Middle East/North Africa/Asia

Third quarter revenues of $699 million were 22 percent higher than the third quarter of 2011 and $50 million or eight percent higher sequentially. The sequential and year-over-year increase in revenues was broad-based and attributable to additional activity in Iraq, Saudi Arabia, Australia and Oman.

The current quarter’s operating income of $33 million increased $16 million from the same quarter in the prior year and increased $65 million compared to the operating loss in the second quarter of 2012.

Europe/SSA/Russia

Third quarter revenues of $626 million were seven percent higher than the third quarter of 2011 and four percent lower than the prior quarter. The revenue growth, year-over-year, came from each of the regions with Romania, Kazakhstan, Kenya and Congo as strong performers. Sequential declines in revenue and operating income were experienced in Russia, Tanzania, the UK, and Caspian.

The current quarter’s operating income of $94 million was up 16 percent compared to the same quarter in the prior year and down $17 million or 15 percent from the prior quarter. The current quarter was impacted by a lower level of operating activity in Azerbaijan and the UK as well as in Russia, which was notably strong in the prior quarter.

Latin America

Third quarter revenues of $768 million were $176 million or 30 percent higher than the third quarter of 2011 and down two percent compared to the second quarter of 2012. The current quarter’s operating income of $97 million increased $27 million or 39 percent as compared to the same quarter in the prior year and increased seven percent from the prior quarter. Mexico and Colombia were the primary drivers of the sequential decrease in revenue and operating income due to a decline in rig count.

Liquidity and Net Debt

Net debt for the quarter increased $347 million sequentially, primarily as a result of capital expenditures of approximately $540 million, net of lost-in-hole, and an increase in working capital of $203 million offset by positive contributions from operations. Sequentially day’s sales outstanding increased to 92 days and days sales in inventory increased to 89 days.

Goodwill and Equity Method Investments Impairment

During the three months ended June 30, 2012, the sustained decline in the market price of the company’s registered shares caused management to assess whether an event or change had occurred that, more likely than not, reduced the fair value of any of the company’s reporting units below their carrying amount. After considering relevant factors, management prepared the analysis necessary to identify potential impairment through the comparison of reporting unit fair values and carrying amounts. As announced in July 2012 in connection with our preliminary second quarter results, this analysis indicated that the Middle East/North Africa, Russia and Sub-Sahara Africa reporting units were potentially impaired. During the third quarter of 2012, the company finalized its goodwill impairment analysis and concluded that the carrying amount of goodwill in the Middle East/North Africa and Sub-Sahara Africa reporting units exceeded the fair value of goodwill and recorded a non-cash charge of $589 million in the second quarter to write-off all the goodwill in these reporting units. There was no goodwill impairment in the Russia reporting unit. During our goodwill impairment analysis, we also identified impairment losses associated with our equity method investments and have recorded a $204 million non-cash charge during the second quarter related to those investments.

Material Weakness Related to Percentage of Completion Contract in Iraq

The company has restated previously reported results for the first quarter 2012 and revised its preliminary second quarter 2012 results to correct errors in revenue and operating income amounts associated with a percentage of completion contract. In connection with these corrections we identified a material weakness in internal controls over financial reporting related to the accounting for a percentage of completion contract in Iraq. The unfavorable adjustments to the first and second quarters operating income total $24 million and $55 million, respectively. The company has implemented additional controls and procedures over percentage of completion accounting during the third quarter of 2012 to remediate the issues related to Iraq and these will be taken into account in our internal control assessment at year end 2012.

Income Tax Matters and Remediation of Tax Material Weakness

The company is reporting results on a pre-tax basis due to the following factors:

•

As previously reported in the company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, the company’s Annual Reports on Form 10-K for the years ended December 31, 2011 and 2010 and each of the company’s Quarterly Reports on Form 10-Q during the year ended December 31, 2011, the Company identified a material weakness in its internal control over financial reporting relating to current taxes payable, certain deferred tax assets and liabilities, reserves for uncertain tax positions, and current and deferred income tax expense. Errors relating to this material weakness resulted in the restatement of the company’s consolidated financial statements included in its Annual Reports on Form 10-K for both 2011 and 2010. To date, the material weakness in accounting for income taxes has not been remediated, and management has identified additional income tax related errors as described below.

•

As previously reported, through the second quarter of 2012 and in connection with work completed during the first and second quarter close, management identified $92 million of additional income tax expense related to prior periods, a significant portion of which related to management’s estimates regarding unrecognized tax benefits and adjustments for the difference between actual taxes paid and tax liabilities accrued for the prior period on over 200 tax returns filed during the second quarter.

•

As a result of the foregoing adjustments, the Audit Committee of our Board of Directors concluded, on July 24, 2012, that investors should no longer rely upon our previously issued financial statements. As announced in the release of our preliminary second quarter results, the company intends to file restated financial statements for fiscal 2011, 2010 and 2009 in a Form 10-K/A for the year ended December 31, 2011 and restated financial statements for the first quarter of 2012 in a Form 10-Q/A as soon as practicable, but not before it has completed additional procedures and reviews of its accounting for income taxes. The company will also include restated selected financial data for fiscal 2007 through 2011 in its Form 10-K/A. In addition, the company intends to include in the Form 10-K/A restated quarterly financial data for each of the quarters for fiscal 2011 and 2010. Based on the information regarding prior years that the company intends to include in its Form 10-K/A, the company does not intend to file amendments to any of its previously filed Form 10-Qs for years prior to 2012. The company also intends to file its Form 10-Q for the second and third quarter of 2012 concurrent with the filing of the restated financial information.

•

During the third quarter, we expanded our procedures and reviews of our accounting for income taxes to ensure that our restated consolidated financial statements will be prepared in accordance with generally accepted accounting principles. These expanded procedures, which were extraordinary in their scope, included an expanded validation of all our income tax accounts and primarily focused on reconciliations of our deferred tax balances with the tax bases of assets and liabilities in all jurisdictions, an extensive review of unrecognized tax benefits in all taxing jurisdictions with an additional focus on transfer pricing activities, and a further review of our accounting for withholding taxes. These additional procedures have included reviews of substantial volumes of data and analyses of our income tax accounts. The company believes it has made substantial progress toward completion of these procedures, and, based on the progress to date, has shortened the outer range of its estimated timing to complete all its financial statement filings to around the end of November, 2012.

•

As a result of these additional procedures, we have identified through the date of this release cumulative income tax accounting errors totaling approximately $150 million related to prior periods. The errors identified are substantially related to net increases in income tax expense for reserves for unrecognized tax benefits. Management’s analysis is not complete and amounts are subject to change. None of the adjustments are expected to affect the company’s historically reported net debt balances.

•	Until the company has concluded work on the above-mentioned adjustments, the company will not finalize its tax accounts for the nine months ended September 30, 2012.

•

The company will publish in a filing with the SEC and has posted in the Investor Relations section and under Conference Call Details on its website (www.weatherford.com) a document that describes the remedial procedures completed in 2012 and related steps it is taking to implement additional controls and procedures designed to remediate the material weakness in accounting for income taxes.

Until the restatement is completed, the company’s estimates of the expected income tax accounting adjustments for 2011 through 2008 and prior years, and the nine months ended September 30, 2012, are subject to change. There can be no assurance that additional income tax accounting issues will not be identified during the course of the review and audit process and, therefore, these results should be considered preliminary until the company files its Form 10-K/A for the year ended December 31, 2011, Form 10-Q/A for the quarter ended March 31, 2012, and Form 10-Q for the quarters ended June 30 and September 30, 2012. Any changes to the preliminary, unaudited estimated results provided in this release, as well as additional items that may be identified during the completion of the review and audit processes, could be material to the company’s financial condition and results of operations for the prior periods identified.

Management continues to assess the effect of the restatement on the company’s internal control over financial reporting for income taxes and its related disclosure controls and procedures. Management will report its final conclusion on internal control over financial reporting for income taxes and related disclosure controls and procedures upon completion of the restatement process.

Non-GAAP Performance Measures

Non-GAAP performance measures and corresponding reconciliations to GAAP financial measures have been provided for meaningful comparisons between current results and results in prior operating periods.

Conference Call

The company will host a conference call with financial analysts to discuss the preliminary second quarter results on November 13, 2012 at 7:00 a.m. (CST). The company invites investors to listen to the call live via company’s website, www.weatherford.com in the Investor Relations section. A recording of the conference call and transcript of the call will be available on that section of the website shortly after the call ends.

Weatherford is a Swiss-based, multi-national oilfield service company. It is one of the largest global providers of innovative mechanical solutions, technology and services for the drilling and production sectors of the oil and gas industry. Weatherford operates in over 100 countries and employs over 60,000 people worldwide.

# # #

Contacts:	John H. Briscoe	+1.713.836.4610
Senior Vice President and Chief Financial Officer
	Karen David-Green	+1.713.836.7430
Vice President – Investor Relations

Forward-Looking Statements

This press release and the documents referenced herein contain, and the conference call announced in this release may include, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. This includes statements related to future levels of earnings, revenue, expenses, margins, capital expenditures, changes in working capital, cash flows, tax expense, effective tax rates and net income, as well as the prospects for the oilfield service business generally and our business in particular, as well as statements regarding timing or content of the financial information that will be filed with the SEC regarding the current period. Forward-looking statements also include any statements about the resolution or potential future resolution of our ongoing remediation of our material weakness in internal control over financial reporting for income taxes and our assessment of the degree to which historical remediation efforts have been successful to date. It is inherently difficult to make projections or other forward-looking statements in a cyclical industry and given the current macroeconomic uncertainty. Such statements are based upon the current beliefs of Weatherford’s management, and are subject to significant risks, assumptions and uncertainties. These include the company’s ability to complete all processes necessary to the issuance of revised financial statements, including obtaining an audit opinion from its independent auditors, the company’s inability to design or improve internal controls to address identified issues; the impact upon operations of legal compliance matters or internal controls review, improvement and remediation, including the detection of wrongdoing, improper activities or circumvention of internal controls; difficulties in controlling expenses, including costs of legal compliance matters or internal controls review, improvement and remediation; impact of changes in management or staff levels, the effect of global political, economic and market conditions on the company’s projected results; the possibility that the company may be unable to recognize expected revenues from current and future contracts; the effect of currency fluctuations on the company’s business; the company’s ability to manage its workforce to control costs; the cost and availability of raw materials, the company’s ability to manage its supply chain and business processes; the company’s ability to commercialize new technology; whether the company can realize expected benefits from its redomestication of its former Bermuda parent company; the company’s ability to realize expected benefits from its acquisitions and dispositions; the effect of a downturn in its industry on the company’s carrying value of its goodwill; the effect of weather conditions on the company’s operations; the impact of oil and natural gas prices and worldwide economic conditions on drilling activity; the effect of turmoil in the credit markets on the company’s ability to manage risk with interest rate and foreign exchange swaps; the outcome of pending government investigations, including the Securities and Exchange Commission’s investigation of the circumstances surrounding the company’s material weakness in its internal control over financial reporting of income taxes; the outcome of ongoing litigation, including shareholder litigation related to the company’s material weakness in its internal control over financial reporting of income taxes and its restatement of historical financial statements; the future level of crude oil and natural gas prices; demand for our products and services; levels of pricing for our products and services; utilization rates of our equipment; the effectiveness of our supply chain; weather-related disruptions and other operational and non-operational risks that are detailed in our most recent Form 10-K and other filings with the U.S. Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or underlying assumptions prove incorrect, actual results may vary materially from those indicated in our forward-looking statements. Specifically, statements regarding the current period assume that there will be no subsequent events or other adverse developments after the date of this press release that cause our financial statements for the current period, when filed with the SEC, to vary materially from the amounts herein. We undertake no obligation to correct or update any forward-looking statement, whether as a result of new information, future events, or otherwise, except to the extent required under federal securities laws.

Weatherford International Ltd.

Consolidated Condensed Statements of Operations

(Unaudited)

(In Millions)

	Three Months Ended		Nine Months Ended
	9/30/2012	9/30/2011	9/30/2012	9/30/2011
		(Restated)		(Restated)
Net Revenues:
North America	$1,725	$1,619	$5,142	$4,323
Middle East/North Africa/Asia	699	573	1,943	1,766
Europe/SSA/Russia	626	586	1,850	1,689
Latin America	768	592	2,221	1,500

	3,818	3,370	11,156	9,278

Operating Income (Expense):
North America	297	352	887	878
Middle East/North Africa/Asia	33	17	24	62
Europe/SSA/Russia	94	81	271	207
Latin America	97	70	271	140
Research and Development	(68)	(59)	(195)	(181)
Corporate Expenses	(37)	(32)	(128)	(130)
Goodwill and Equity Investment Impairment	—	—	(793)	—
Sanctioned Country Loss Contingency	—	—	(100)	—
Other Items	(73)	(18)	(126)	(58)

	343	411	111	918
Other Income (Expense):
Interest Expense, Net	(127)	(115)	(360)	(342)
Other, Net	(25)	(26)	(70)	(67)

Income (Loss) Before Income Taxes	191	270	(319)	509
Weighted Average Shares Outstanding:
Basic	767	754	764	751
Diluted	771	760	764	758

Weatherford International Ltd.

Consolidated Condensed Statement of Operations

(Unaudited)

(In Millions)

	Three Months Ended 6/30/2012
	Previously Reported	Adjustments	Restated
Net Revenues:
North America	$1,676	$(13)	$1,663
Middle East/North Africa/Asia	668	(19)	649
Europe/SSA/Russia	652	1	653
Latin America	782	—	782

	3,778	(31)	3,747

Operating Income (Expense):
North America	271	(39)	232
Middle East/North Africa/Asia	44	(76)	(32)
Europe/SSA/Russia	120	(9)	111
Latin America	104	(13)	91
Research and Development	(65)	—	(65)
Corporate Expenses	(53)	11	(42)
Goodwill and Equity Investment Impairment	—	(793)	(793)
Sanctioned Country Loss Contingency	(100)	—	(100)
Other Items	29	(35)	(6)

	350	(954)	(604)
Other Income (Expense):
Interest Expense, Net	(121)	—	(121)
Other, Net	(24)	(4)	(28)

Income (Loss) Before Income Taxes	205	(958)	(753)

The preliminary results for the three months ended June 30, 2012 have been revised to (i) correct our accounting for certain long-term construction-type contracts, (ii) recognize a previously disclosed goodwill and an equity method investment impairment, (iii) recognize a charge for excess and obsolete inventory, (iv) correct previously identified immaterial errors affecting operating income that were recorded in improper periods and (v) present separately the costs we attribute to our income tax accounting remediation and restatement effort. As a result of these adjustments, income from operations before income taxes decreased by $958 million.

Weatherford International Ltd.

Consolidated Condensed Statement of Operations

(Unaudited)

(In Millions)

	Three Months Ended 3/31/2012
	Previously Reported	Adjustments	Restated
Net Revenues:
North America	$1,754	$—	$1,754
Middle East/North Africa/Asia	605	(10)	595
Europe/SSA/Russia	569	2	571
Latin America	671	—	671

	3,599	(8)	3,591

Operating Income (Expense):
North America	359	(1)	358
Middle East/North Africa/Asia	48	(25)	23
Europe/SSA/Russia	60	6	66
Latin America	87	(4)	83
Research and Development	(62)	—	(62)
Corporate Expenses	(64)	15	(49)
Other Items	(32)	(15)	(47)

	396	(24)	372
Other Income (Expense):
Interest Expense, Net	(112)	—	(112)
Other, Net	(17)	—	(17)

Income Before Income Taxes	267	(24)	243

The restated results for the three months ended March 31, 2012 have been adjusted to (i) correct our accounting for certain long-term construction-type contracts, (ii) to correct previously identified immaterial errors affecting operating income that were recorded in improper periods and to (iii) present separately the costs we attribute to our income tax accounting remediation and restatement effort. As a result of these adjustments, income from operations before income taxes decreased by $24 million.

Weatherford International Ltd.

Selected Statements of Operations Information

(Unaudited)

(In Millions)

	Three Months Ended
	9/30/2012	6/30/2012	3/31/2012	12/31/2011	9/30/2011
		(Restated)	(Restated)		(Restated)
Net Revenues:
North America	$1,725	$1,663	$1,754	$1,699	$1,619
Middle East/North Africa/Asia	699	649	595	675	573
Europe/SSA/Russia	626	653	571	609	586
Latin America	768	782	671	727	592

	$3,818	$3,747	$3,591	$3,710	$3,370

	Three Months Ended
	9/30/2012	6/30/2012	3/31/2012	12/31/2011	9/30/2011
		(Restated)	(Restated)	(Restated)	(Restated)
Operating Income (Expense):
North America	$297	$232	$358	$381	$352
Middle East/North Africa/Asia	33	(32)	23	35	17
Europe/SSA/Russia	94	111	66	80	81
Latin America	97	91	83	114	70
Research and Development	(68)	(65)	(62)	(64)	(59)
Corporate Expenses	(37)	(42)	(49)	(45)	(32)
Libya Reserve	—	—	—	(67)	—
Goodwill and Equity Investment Impairment	—	(793)	—	—	—
Sanctioned Country Loss Contingency	—	(100)	—	—	—
Other Items	(73)	(6)	(47)	(38)	(18)

	$343	$(604)	$372	$396	$411

	Three Months Ended
	9/30/2012	6/30/2012	3/31/2012	12/31/2011	9/30/2011
		(Restated)	(Restated)		(Restated)
Product Line Revenues:
Formation Evaluation and Well Construction(1)	$2,128	$2,058	$2,034	$2,074	$1,880
Completion and Production(2)	1,690	1,689	1,557	1,636	1,490

	$3,818	$3,747	$3,591	$3,710	$3,370

	Three Months Ended
	9/30/2012	6/30/2012	3/31/2012	12/31/2011	9/30/2011
		(Restated)	(Restated)
Depreciation and Amortization:
North America	$108	$101	$95	$91	$91
Middle East/North Africa/Asia	90	85	83	82	81
Europe/SSA/Russia	63	60	61	59	59
Latin America	61	59	55	52	51
Research and Development	3	2	2	2	2
Corporate	4	4	3	3	2

	$329	$311	$299	$289	$286

(1)	Formation Evaluation and Well Construction includes Drilling Services, Well Construction, Integrated Drilling, Wireline and Evaluation Services, Drilling Tools and Re-entry and Fishing
(2)	Completion and Production includes Artificial Lift Systems, Stimulation and Chemicals, Completion Systems and Pipeline and Specialty Services

We report our financial results in accordance with generally accepted accounting principles (GAAP). However, Weatherford’s management believes that certain non-GAAP financial measures and ratios (as defined under the SEC’s Regulation G) may provide users of this financial information additional meaningful comparisons between current results and results in prior periods. The non-GAAP financial measures we may present from time to time include: 1) operating income or income from continuing operations excluding certain charges or amounts, 2) the provision for income taxes excluding discrete items and 3) the resulting non-GAAP net income and per share amounts. These adjusted amounts are not measures of financial performance under GAAP. Accordingly, these amounts should not be considered as a substitute for operating income, provision for income taxes, net income or other data prepared and reported in accordance with GAAP. See the table below for supplemental financial data and corresponding reconciliations to GAAP financial measures for the three months ended September 30, 2012, June 30, 2012, and September 30, 2011 and for the nine months ended September 30, 2012 and September 30, 2011. Non-GAAP financial measures should be viewed in addition to, and not as an alternative to, the Company’s reported results prepared in accordance with GAAP.

Weatherford International Ltd.

Reconciliation of GAAP to Non-GAAP Financial Measures

(Unaudited)

(In Millions)

	Three Months Ended			Nine Months Ended
	9/30 2012 (a)	6/30 2012 (b)	9/30 2011 (c)	9/30 2012 (d)	9/30 2011 (e)
		(Restated)	(Restated)	(Restated)	(Restated)
Operating Income (Loss):
GAAP Operating Income (Loss)	$343	$(604)	$411	$111	$918
Gain on Sale of Business	—	(28)	—	(28)	—
Goodwill and Equity Investment Impairment	—	793	—	793	—
Sanctioned Country Loss Contingency	—	100	—	100	—
Tax Remediation and Restatement Expenses	27	11	9	52	9
Inventory Lower of Cost or Market Adjustment	29	—	—	29	—
Debt Waiver Solicitation Fees	11	—	—	11	—
Severance, Exit and Other Adjustments	6	23	9	62	49

Non-GAAP Operating Income	$416	$295	$429	$1,130	$976

Income (Loss) Before Income Taxes:
GAAP Income (Loss) Before Income Taxes	$191	$(753)	$270	$(319)	$509
Gain on Sale of Business	—	(28)	—	(28)	—
Goodwill and Equity Investment Impairment	—	793	—	793	—
Sanctioned Country Loss Contingency	—	100	—	100	—
Tax Remediation and Restatement Expenses	27	11	9	52	9
Inventory Lower of Cost or Market Adjustment	29	—	—	29	—
Debt Waiver Solicitation Fees	11	—	—	11	—
Severance, Exit and Other Adjustments	6	23	9	60	49

Non-GAAP Income (Loss) Before Income Taxes	$264	$146	$288	$698	$567

Note (a): Non-GAAP adjustments are comprised of (i) tax restatement and remediation expenses of $27 million, (ii) $11 million in fees and expenses associated with our Q3 debt consent solicitation, (iii) a $29 million lower of cost or market adjustment to the carrying value of our inventory and (iv) severance, exit and other charges of $6 million.

Note (b): Non-GAAP adjustments are comprised of (i) a $28 million gain related to the sale of our subsea controls business (ii) goodwill and equity method investment impairments of $793 million (iii) $100 million loss accrual related to sanctioned country matters, (iv) tax restatement and remediation expenses of $11 million and (v) severance, exit and other charges of $23 million.

Note (c): Non-GAAP adjustments are comprised of (i) tax restatement and remediation expenses of $9 million and (iii) severance, exit and other charges of $9 million.

Note (d): Non-GAAP adjustments are comprised of (i) a $28 million gain related to the sale of our subsea controls business (ii) goodwill and equity method investment impairments of $793 million (iii) $100 million loss accrual related to sanctioned country matters (iv) tax restatement and remediation expenses of $52 million, (v) a $29 million lower of cost or market adjustment to the carrying value of our inventory (vi) $11 million in fees and expenses associated with our Q3 debt consent solicitation and (vii) severance, exit and other charges of $62 million.

Note (e): Non-GAAP adjustments are comprised of (i) tax restatement and remediation expenses of $9 million and (iii) severance, exit and other charges of $49 million.

Weatherford International Ltd.

Selected Balance Sheet Data

(Unaudited)

(In Millions)

	9/30/2012	6/30/2012	3/31/2012	12/31/2011	9/30/2011
		(Restated)	(Restated)	(Restated)	(Restated)
Assets:
Cash and Cash Equivalents	$366	$381	$339	$371	$274
Accounts Receivable, Net	3,911	3,608	3,358	3,234	3,178
Inventories	3,694	3,407	3,301	3,158	3,073
Property, Plant and Equipment, Net	8,131	7,742	7,591	7,287	7,145
Goodwill and Intangibles, Net	4,652	4,580	5,151	5,133	5,133
Equity Investments	642	629	634	616	600

Liabilities:
Accounts Payable	$2,021	$1,634	$1,684	$1,571	$1,569
Short-term Borrowings and Current Portion of Long-term Debt	1,606	1,263	1,902	1,320	1,350
Long-term Debt	7,300	7,311	5,989	6,286	6,266

Weatherford International Ltd.

Net Debt

(Unaudited)

(In Millions)

Change in Net Debt for the Three Months Ended 9/30/2012:
Net Debt at 6/30/2012	$(8,193)
Operating Income	343
Depreciation and Amortization	329
Other Items	73
Capital Expenditures	(572)
Increase in Working Capital	(203)
Income Taxes Paid	(25)
Interest Paid	(177)
Acquisitions and Divestitures of Assets and Businesses, Net	7
Foreign Currency Contract Settlements	24
Other	(146)

Net Debt at 9/30/12	$(8,540)

Change in Net Debt for the Nine Months Ended 9/30/2012:
Net Debt at 12/31/2011	$(7,235)
Operating Income	111
Depreciation and Amortization	939
Goodwill and Investment Impairment	793
Sanctioned Country Loss Contingency	100
Other Items	126
Capital Expenditures	(1,670)
Increase in Working Capital	(763)
Income Taxes Paid	(269)
Interest Paid	(401)
Acquisitions and Divestitures of Assets and Businesses, Net	(147)
Foreign Currency Contract Settlements	8
Other	(132)

Net Debt at 9/30/12	$(8,540)

	9/30/2012	6/30/2012	12/31/2011
Components of Net Debt
Cash	$366	$381	$371
Short-term Borrowings and Current Portion of Long-Term Debt	(1,606)	(1,263)	(1,320)
Long-term Debt	(7,300)	(7,311)	(6,286)

Net Debt	$(8,540)	$(8,193)	$(7,235)

“Net Debt” is debt less cash. Management believes that Net Debt provides useful information regarding the level of Weatherford indebtedness by reflecting cash that could be used to repay debt.

Working capital is defined as accounts receivable plus inventory less accounts payable.

Weatherford International Ltd.

Selected Cash Flow Data

(Unaudited)

(In Millions)

	Three Months Ended 9/30/2012	Nine Months Ended 9/30/2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Cash Provided by Continuing Operations	$231	$513

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital Expenditures for Property, Plant and Equipment	(572)	(1,670)
Acquisition of Businesses, Net of Cash Acquired	—	(156)
Acquisition of Intangibles	(10)	(16)
Acquisition of Joint Ventures	—	(8)
Proceeds from Sale of Assets and businesses, Net	17	33

Net Cash Used by Investing Activities	(565)	(1,817)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of Long-Term Debt	—	1,302
Repayments on Long-Term Debt	(11)	(302)
Borrowings of Short-Term Debt, Net	343	257
Proceeds from Exercise of Warrants	—	65
Other Financing Activities , Net	(17)	(24)

Net Cash Provided by Financing Activities	315	1,298

Effect of Exchange Rate on Cash and Cash Equivalents	4	1

NET DECREASE IN CASH AND CASH EQUIVALENTS	(15)	(5)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	381	371

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$366	$366